Exhibit 3.4

YSMD, LLC

YSMD SERIES 33 MINE STREET DESIGNATION

        In accordance with the Series Limited Liability Company Agreement of YSMD, LLC (the “Company”) dated [XX], 2024 (the “Agreement”) and upon the execution of this designation by the Company and Collab (USA) Capital LLC in its capacity as Managing Member of the Company and Initial Member of YSMD - Series 33 Mine Street, a series of YSMD, LLC (“Series 33 Mine Street”), this exhibit shall be attached to, and deemed incorporated in its entirety into, the Agreement.

References to Sections and Articles set forth herein are references to Sections and Articles of the Agreement, as in effect as of the effective date of establishment set forth below.

Name of Series	YSMD – Series 33 Mine Street, a series of YSMD, LLC
Effective date of establishment	November [1], 2023
Managing Member	Collab (USA) Capital LLC was appointed as the Managing Member of Series 33 Mine Street with effect from the date of the Agreement and shall continue to act as the Managing Member of Series 33 Mine Street until dissolution of Series 33 Mine Street pursuant to Section 11.1(b) or its removal and replacement pursuant to Section 4.3 or ARTICLE X
Initial Member	Collab (USA) Capital LLC
Series 33 Mine Street	The Series 33 Mine Street shall comprise a residential property located at 33 Mine Street, New Brunswick, New Jersey 08901, which will be acquired by Series 33 Mine Street upon the close of the Initial Offering and any assets and liabilities associated with such asset and such other assets and liabilities acquired by Series 33 Mine Street from time to time, as determined by the Managing Member in its sole discretion
Property Manager	Collab (USA) Capital LLC
Property Management Fee	As stated in Section 5.10
Purpose	As stated in Section 2.4
Issuance	Subject to Section 6.3(a)(i), the maximum number of Series 33 Mine Street Interests the Company can issue is 95%

Number of Series 33 Mine Street Interests held by the Managing Member and its Affiliates	The Managing Member must purchase a minimum of 5% through the Offering
Broker	Dalmore Group, LLC
Brokerage Fee	Up to 1.00% of the purchase price of the Interests from Series 33 Mine Street sold at the Initial Offering of the Series 33 Mine Street Interests (excluding the Series 33 Mine Street Interests acquired by any Person other than Investor Members)
Interest Designation	No Interest Designation shall be required in connection with the issuance of Series 33 Mine Street Interests
Voting

Subject to Section 3.5, the Series 33 Mine Street Interests shall entitle the Record Holders thereof to one vote per Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of Series 33 Mine Street Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in the Agreement.

The affirmative vote of the holders of not less than a majority of the Series 33 Mine Street Interests then Outstanding shall be required for:

(a) any amendment to the Agreement (including this Series 33 Mine Street Designation) that would adversely change the rights of the Series 33 Mine Street Interests;

(b) mergers, consolidations or conversions of Series 33 Mine Street or the Company; and

(c) all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Outstanding Series 33 Mine Street Interests voting as a separate class.

Notwithstanding the foregoing, the separate approval of the holders of Series 33 Mine Street Interests shall not be required for any of the other matters specified under Section 12.1

Splits	There shall be no subdivision of the Series 33 Mine Street Interests other than in accordance with Section 3.7

Sourcing Fee	No greater than $30,820, which may be waived by the Managing Member in its sole discretion
Other rights	Holders of Series 33 Mine Street Interests shall have no conversion, exchange, sinking fund, appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of Series 33 Mine Street Interests
Officers	There shall initially be no specific officers associated with Series 33 Mine Street, although, the Managing Member may appoint Officers of Series 33 Mine Street from time to time, in its sole discretion
Aggregate Ownership Limit	As stated in Section 1.1
Minimum Interests	60 Interests per Member
Fiscal Year	As stated in Section 8.2
Information Reporting	As stated in Section 8.1(c)
Termination	As stated in Section 11.1(b)
Liquidation	As stated in Section 11.3
Amendments to this Exhibit	As stated in Article XII